Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-264544) and related Prospectus of 2seventy bio, Inc. for the registration of 13,934,427 shares of its common stock and to the incorporation by reference therein of our report dated March 22, 2022, with respect to the consolidated and combined financial statements of 2seventy bio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 1, 2022